EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Complete Production Services, Inc.:
We consent to the use of our report dated September 30, 2005 (except as to notes 1 and 12(b), which are as of January 17, 2006), with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of Complete Production Services, Inc., formerly known as Integrated Production Services, Inc., and subsidiaries for the year ended December 31, 2003, incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus, as amended.
We also consent to the use of our report dated April 8, 2005 (except as to note 18, which is as of August 19, 2005), with respect to the consolidated balance sheet of Integrated Production Services, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the year then ended, incorporated herein.
/s/ KPMG LLP

Calgary, Canada
April 20, 2006